Exhibit 10.32

MEADWESTVACO CORPORATION

MEADWESTVACO CORPORATION RETIREMENT RESTORATION PLAN

Effective January 1, 2003

ARTICLE 1	INTRODUCTION	1
1.01.	History of the Plan	1
1.02.	Purposes of the Plan	2
1.03.	Effective Date	2

ARTICLE 2	DEFINITIONS AND CONSTRUCTION	3
2.01.	Definitions	3
2.02.	Construction	4

ARTICLE 3	ELIGIBILITY, PARTICIPATION, AND VESTING	5
3.01.	Eligibility and Participation	5
3.02.	Vesting	5

ARTICLE 4	AMOUNT AND PAYMENT OF BENEFITS	6
4.01.	Amount of Benefits	6
4.02.	Timing of Benefit Payments to Participants	6
4.03.	Form of Benefit Payments to Participants	6
4.04.	Death Benefits	6

ARTICLE 5	PLAN ADMINISTRATION	8
5.01.	Plan Administrator	8
5.02.	Incorporation of Certain Provisions of ERISA	8
5.03.	Interpretations	8
5.04.	Elections and Designations	8
5.05.	Funding Policy	8
5.06.	Enforcement Actions	9

ARTICLE 6	AMENDMENT, MERGER, AND TERMINATION OF PLAN	10
6.01.	Amendment of the Plan	10
6.02.	Termination of the Plan	10
6.03.	Design Decisions	10

ARTICLE 7	MISCELLANEOUS PROVISIONS	11
7.01.	Employment Rights Not Affected by Plan	11
7.02.	Integration Clause	11
7.03.	Liability Limited	11
7.04.	Overpayments	11
7.05.	Incapacity and Minor Status	11
7.06.	Assignment and Liens	11
7.07.	Withholding Taxes	12
7.08.	Titles and Headings Not to Control	12

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7.09.	Governing Law and Limitation on Actions	12
7.10.	Class Action Forum Selection Clause	13
7.11.	Severability	13
7.12.	Complete Statement of Plan	13

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

ARTICLE 1. INTRODUCTION

1.01. HISTORY OF THE PLAN

(a)	Immediately before January 1, 2003, the Mead Corporation and Westvaco Corporation sponsored, inter alia, the following four supplemental and/or excess benefit plans for the benefit of certain of their employees:

(1)	The Mead Corporation Section 415 Excess Benefit Plan, which was a defined benefit plan designed to supplement the amount of any pension payable to or on account of any employee or former employee of the Mead Corporation or certain of its affiliates from the Mead Retirement Plan to the extent that such employee’s or former employee’s pension from the Mead Retirement Plan was limited as a result of section 415 of the Internal Revenue Code.

(2)	The Mead Corporation Excess Earnings Benefit Plan, which was a defined benefit plan designed to supplement the amount of benefits payable to or on account of any employee or former employee of the Mead Corporation or certain of its subsidiaries from the Mead Corporation retirement and pension plans to the extent that such benefits were limited as a result of section 401(a)(17) of the Internal Revenue Code.

(3)	The Westvaco Corporation Retirement Income Restoration Plan, which was a defined benefit plan designed to supplement the amount of benefits payable to or on account of any employee or former employee of Westvaco Corporation or certain of its subsidiaries from the Westvaco Corporation retirement and pension plans to the extent that such benefits were limited as a result of section 401(a)(17) of the Internal Revenue Code.

(4)	The Westvaco Corporation Excess Benefit Plan, which as a combination defined benefit and defined contribution plan designed to supplement the amount of benefits payable to or on account of any employee or former employee of Westvaco Corporation or certain of its subsidiaries from the Westvaco Corporation retirement and pension plans and/or the Westvaco Corporation Savings and Investment Plan for Salaried Employees to the extent that such benefits were limited as a result of section 415 of the Internal Revenue Code.

(b)	Effective January 1, 2003, all or portions of the Mead Corporation Section 415 Excess Benefit Plan, the Mead Corporation Excess Earnings Benefit Plan, the Westvaco Corporation Retirement Income Restoration Plan and the Westvaco Corporation Excess Benefit Plan (the “Predecessor Plans”) were merged into the MeadWestvaco Corporation Retirement Restoration Plan (the “Plan”). With respect to participants whose benefits were transferred to the Plan as a result of the merger, the accrued benefits and liabilities in the Predecessor Plans immediately before the merger became accrued benefits and liabilities under this Plan immediately after the merger. To the extent required by the plan documents for the Predecessor Plans, the accrued benefits under the Predecessor Plans that were transferred to this Plan shall not be reduced as a result of the transfer.

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

(c)	The Plan is a single plan sponsored by MeadWestvaco Corporation. This Plan document is an amendment and restatement of the Plan, effective January 1, 2003.

1.02. PURPOSES OF THE PLAN

(a)	The purpose of the Plan is to restore retirement benefits that cannot be provided under the Employer’s tax-qualified defined benefit plans as a result of sections 401(a)(17) and/or 415 of the Internal Revenue Code of 1986, as amended.

(b)	The Plan is intended to mirror the benefits provided under the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees and certain other defined benefit pension plans that are qualified under section 401(a) of the Code and are sponsored by the Employer. Consequently, the Plan shall be administered in conjunction with these qualified pension plans and, except as otherwise provided in the Plan or as approved by the Plan Administrator, the terms and conditions of the applicable qualified pension plan shall determine all matters related to the benefits under the Plan.

(c)	The Plan shall be unfunded and the benefits due under the Plan shall be payable, when due, from the general assets of the Employers or, in the sole discretion of the Plan Administrator, from the assets of a specified trust, the assets of which shall be subject to the claims of the unsecured creditors of the Employer.

(d)	Except as provided in Section 5.02—

(1)	the Plan shall not be covered by ERISA to the extent it is an “excess benefit plan” within the meaning of sections 3(36) and 4(b)(5) of ERISA, and

(2)	the Plan shall not be subject to the participation and vesting requirements, funding provisions, and fiduciary duty rules of ERISA to the extent it is a plan primarily providing deferred compensation to a “select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), or 401(a)(1) of ERISA.

1.03. EFFECTIVE DATE

The Plan, as amended and restated in this document, shall be effective January 1, 2003, and shall apply to all individuals who are or were —

(a)	employees of the Employer on or after January 1, 2003, to the extent they are eligible to participate in the Plan in accordance with Article 3; or

(b)	participants in the Mead Corporation Section 415 Excess Benefit Plan, the Mead Corporation Excess Earnings Benefit Plan the Westvaco Corporation Retirement Income Restoration Plan, or the Westvaco Corporation Excess Benefit Plan immediately before January 1, 2003, to the extent their benefits in those plans were transferred to this Plan as provided in Section 1.01(b).

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

2.01. DEFINITIONS

For purposes of the Plan, unless the context clearly or necessarily indicates the contrary, the following words and phrases shall have the meaning set forth in the definitions below:

(a)	“Affiliate” shall mean the Company and any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes the Company, any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to the regulations under section 414(o) of the Code.

(b)	“Basic Pension” shall mean the pension actually payable under a Basic Pension Plan.

(c)	“Basic Pension Plan” shall mean the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees or any other “defined benefit plan” (as defined in section 3 of ERISA) sponsored by the Employer that is qualified under section 401(a) of the Code and is designated by the Board of Directors as a “Basic Pension Plan” for purposes of this Plan.

(d)	“Benefit Commencement Date” shall mean the Benefit Commencement Date within the meaning of the Basic Retirement Plan.

(e)	“Board of Directors” shall mean the Board of Directors of the Company.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)	“Company” shall mean MeadWestvaco Corporation, a Delaware corporation.

(h)	“Employer” shall mean the Company and any Affiliate that, with the consent of the Board of Directors, has adopted the Plan. For purposes of this Section 2.01(h), the term “Affiliate” shall include an entity described in Section 2.01(a), but for the fact that the Employer’s interest in such entity is limited to 50 percent.

(i)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(j)	“Participant” shall mean an individual who satisfies the requirements for participation in the Plan in Section 3.01 and whose accrued benefit under the Plan has not been forfeited or completely distributed.

(k)	“Plan” shall mean the MeadWestvaco Retirement Restoration Plan, as amended from time to time.

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(l)	“Plan Administrator” shall mean any plan administrator appointed pursuant to Section 5.01(a).

(m)	“Predecessor Plans” shall mean the Westvaco Corporation Retirement Income Restoration Plan, the Mead Corporation Section 415 Excess Benefit Plan, the Mead Corporation Excess Earnings Benefit Plan and the Westvaco Corporation Excess Benefit Plan.

(n)	“Section 401(a)(17)” shall mean section 401(a)(17) of the Code.

(o)	“Section 415” shall mean section 415 of the Code.

(p)	“Supplemental Pension” shall mean the benefit, if any, payable under this Plan.

2.02. CONSTRUCTION

For purposes of the Plan, unless the contrary is clearly indicated by the context, (a) the use of the masculine gender shall also include within it meaning the feminine and vice versa, (b) the use of the singular shall also include within its meaning the plural and vice versa, and (c) the word “include” shall mean to include without limitation.

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

ARTICLE 3. ELIGIBILITY, PARTICIPATION, AND VESTING

3.01. ELIGIBILITY AND PARTICIPATION

(a)	Any person who was a Member of one of the Predecessor Plans immediately before January 1, 2003, and whose benefits under such Predecessor Plan were transferred to this Plan as provided in Section 1.01(b) shall be eligible to participate in the Plan as of January 1, 2003.

(b)	Any person whose Basic Pension is reduced because of the provisions of a Basic Retirement Plan implementing Section 401(a)(17) or Section 415 shall be eligible to participate in the Plan as of January 1, 2003, or such later date as such person’s Basic Pension is so reduced.

3.02. VESTING

(a)	A Participant who has a fully vested right to a Basic Pension and who is eligible for a Supplemental Pension in accordance with this Article 3 shall have a fully vested and nonforfeitable unsecured contractual right to such Supplemental Pension, which shall be enforceable against the Company (and any successor to all or substantially all of the business or assets of the Company), except to the extent provided in Section 4.04 and Article 6.

(b)	A Participant who does not have a full vested right to a Basic Pension or who is not eligible for a Supplemental Pension shall not have any right to a benefit or payment under the Plan.

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

ARTICLE 4. AMOUNT AND PAYMENT OF BENEFITS

4.01. AMOUNT OF BENEFITS

A Participant’s benefit under the Plan shall equal the difference between—

(a)	the Participant’s pension calculated under a Basic Pension Plan without regard to the provisions of such Basic Pension Plan implementing Section 401(a)(17) or Section 415 (and any successors to Section 401(a)(17) or Section 415), and

(b)	the Participant’s Basic Pension.

4.02. TIMING OF BENEFIT PAYMENTS TO PARTICIPANTS

A Participant who is entitled to a Supplemental Pension shall be paid such Supplemental Pension beginning on the date on which he begins to receive his Basic Pension under the terms of the applicable Basic Pension Plan.

4.03. FORM OF BENEFIT PAYMENTS TO PARTICIPANTS

(a)	A Participant who is entitled to a Supplemental Pension shall be paid such Supplemental Pension in the same form in which his Basic Pension is paid under the applicable Basic Pension Plan, provided that a Participant who elects to receive only a portion of his Basic Pension under an applicable Basic Pension Plan in any particular form shall receive only the portion of his Supplemental Pension attributable to such Basic Pension in that form.

(b)	If a Participant elects to receive his Supplemental Pension in a form other than a single life annuity, his benefit shall be computed so as to be the actuarial equivalent of such Supplemental Pension in the form of a single life annuity, using the actuarial tables and interest rates then in effect under the Basic Pension Plan.

(c)	A Participant to whom a Supplemental Pension is paid under this Section 4.03 shall not be entitled to make a separate designation as to the joint annuitant or beneficiary of his Supplemental Pension. Instead, the joint annuitant or beneficiary, if any, of a Participant’s Supplemental Pension shall be the same joint annuitant or beneficiary (and in the same proportions) as under the applicable Basic Pension Plan.

4.04. DEATH BENEFITS

(a)	If a Participant’s death occurs before payment of his Supplemental Pension begins and he is not survived by a spouse (within the meaning of the applicable Basic Pension Plan) who is entitled to receive a qualified preretirement survivor annuity under the applicable Basic Pension Plan, his Supplemental Pension shall be forfeited and no death benefit shall be paid under this Plan with respect to him.

(b)	If a Participant’s death occurs before payment of his Supplemental Pension begins and he is survived by a spouse (within the meaning of the applicable Basic Pension Plan) who is entitled to receive a qualified preretirement survivor annuity under the applicable Basic

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

Pension Plan, such spouse shall be entitled to receive a preretirement survivor pension under this Plan, calculated and paid in the same manner as the qualified preretirement survivor annuity payable to such spouse under the applicable Basic Pension Plan.

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

ARTICLE 5. PLAN ADMINISTRATION

5.01. PLAN ADMINISTRATOR

(a)	The fiduciaries appointed by the Company’s chief executive officer to administer the Basic Pension Plan shall also administer this Plan, unless the Company’s chief executive officer appoints different fiduciaries to administer this Plan.

(b)	The Plan Administrator shall adopt such procedures and rules as it deems necessary or advisable to administer the Plan including without limitation providing a claims procedure to provide adequate notice to any Plan Beneficiary or Participant whose claim is denied setting forth the specific reasons for a denial, written in a manner calculated to be understood by such person and offering a reasonable opportunity for a full and fair review of such denial by the appropriate named fiduciary. In the absence of a separate written claims procedure, the claims procedure under the applicable Basic Plan shall apply under the Plan.

(c)	Any fiduciary under this Plan may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

(d)	All costs and expenses and fees of the Plan Administrator shall be borne by the Employers which also shall bear all other costs and expenses incurred in administering the Plan.

5.02. INCORPORATION OF CERTAIN PROVISIONS OF ERISA

To the extent the Plan is not subject to the provisions of Part 4 of Title I of ERISA, the provisions of Part 4 of Title I of ERISA other than Section 403 shall be incorporated by reference as part of this Plan to define and govern the actions of the fiduciaries hereafter.

5.03. INTERPRETATIONS

All interpretations pertaining to facts or provisions of the Plan made by the Plan Administrator shall be made in the complete and exclusive discretion of the Plan Administrator and shall be binding and conclusive on all parties. The Plan Administrator shall have the complete and exclusive discretion to resolve ambiguities and inconsistencies in the language of the Plan and to supply omissions in the language of the Plan.

5.04. ELECTIONS AND DESIGNATIONS

All elections and designations that Participants are required or permitted to make under the Plan shall be made in writing or electronically in the form prescribed by the Plan Administrator (or its designees).

5.05. FUNDING POLICY

(a)	The fiduciaries of the Plan are instructed to keep informed and up to date with developments concerning deferred compensation and “mirror” plans such as this and to investigate possible methods of providing Participants with security for the benefits that they will receive under the Plan without, at the same time, incurring any income taxes until such benefits are actually paid.

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

(b)	It is understood the Plan is not a qualified Plan under Section 401(a) of the Code and, even if it is funded, is not subject to the minimum funding standards required by Part 3 of Subtitle B of Title I of ERISA.

(c)	The funding policy initially will be to pay the Participants or beneficiaries from the general assets of the Company. The Plan Administrator may adopt any subsequent funding policy.

5.06. ENFORCEMENT ACTIONS

(a)	Participants and beneficiaries may bring enforcement actions against the Plan, the Company, the Employer, or Plan fiduciaries to enforce their rights to benefits and other rights under the Plan and applicable law.

(b)	The Company shall fully indemnify and hold harmless the Participants and beneficiaries from and against all loss, cost, and expense, including reasonable attorneys’ fees, arising out of its breach and the breach by the fiduciaries of its or their fiduciary duties, or failure to pay benefits.

(c)	This Section 5.06 is intended to expand, to the extent permissible, and define the rights of Participants and beneficiaries and not to limit the rights any Participants or beneficiaries might have.

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

ARTICLE 6. AMENDMENT, MERGER, AND TERMINATION OF PLAN

6.01. AMENDMENT OF THE PLAN

(a)	The Company reserves the right, at any time and from time to time, to amend in whole or in part, either retroactively or prospectively, any or all of the provisions of this Plan without the consent of any Participant or beneficiary hereunder; provided, however, that no amendment shall have any retroactive effect to deprive any Participant of his vested interest already accrued, other than an amendment may be made retroactive to the extent necessary to conform the Plan to mandatory provisions of applicable federal or state laws, regulations or rulings.

(b)	Any amendment of this Plan may be enacted by resolution of the Board of Directors. In addition, the Chairman of the Board of Directors, the Chief Executive Officer, the President of the Company, and the Senior Vice President, Human Resources of the Company may make any amendment which may be required to comply with various federal and state laws or which may be necessary or desirable to improve the administration of the Plan, which does not materially affect the substance of the Plan or the level of benefits it provides. All amendments shall be filed with the Secretary of the Company.

6.02. TERMINATION OF THE PLAN

The Company expects to continue the Plan and any corresponding trust indefinitely but reserves the right to terminate either or both at any time in whole or in part without the consent of any Participant, surviving spouse, joint annuitant or beneficiary hereunder. Such termination shall be effected by resolution of the Board of Directors and notice thereof shall be given by an instrument in writing executed by the Company and filed with the Plan Administrator.

6.03. DESIGN DECISIONS

Decisions regarding the design of the Plan shall be made in a settlor capacity and shall not be governed by the fiduciary responsibility provisions of ERISA as applied to the Plan pursuant to Section 5.02. The act of modifying, altering, amending, or terminating the Plan shall be taken on behalf of the Employer or the Company as employer, sponsor of the Plan, and settlor of any trust, and shall not be construed under any circumstances as an act taken in a fiduciary capacity under or with respect to the Plan.

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

ARTICLE 7. MISCELLANEOUS PROVISIONS

7.01. EMPLOYMENT RIGHTS NOT AFFECTED BY PLAN

The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Employer and any employee. Nothing herein contained shall be deemed to give to any employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any employee at any time, nor shall it be deemed to give the Employer the right to require the employee to remain in its employ or to interfere with the employee’s right to terminate his employment.

7.02. INTEGRATION CLAUSE

No Participant, surviving spouse, beneficiary, alternate payee, or any other person shall be entitled to or have any vested right in or claim to a benefit under the Plan, except as expressly provided herein. The Employer may from time to time issue to Participants one or more booklets or brochures or make presentations summarizing the Plan. In the event of any conflict between the terms of the Plan document or any trust agreement and the terms of any such booklets, brochures, and presentations summarizing the Plan, the terms of the Plan document and any trust agreement shall control.

7.03. LIABILITY LIMITED

Except as and to the extent otherwise provided by applicable law, no liability shall attach to or be incurred by the shareholders, directors, officers, or employees of the Company under or by reason of any of the terms and conditions contained in the Plan or in any of the contracts procured pursuant thereto or implied therefrom.

7.04. OVERPAYMENTS

If any overpayment of benefits is made under the Plan, the amount of the overpayment may be set off against further amounts payable to or on account of the person who received the overpayment until the overpayment has been recovered. The foregoing remedy is not intended to be exclusive.

7.05. INCAPACITY AND MINOR STATUS

If any person is a minor or unable to care for his affairs because of illness or accident, unless a duly qualified guardian or other legal representative has been appointed, any payment due from the Plan to that person may be paid, for the benefit of such person, to his spouse, parent, brother, sister, or other person deemed by the Plan Administrator to have incurred expenses for such person. Such payment, to the extent thereof, shall discharge all liability for such payment under the Plan.

7.06. ASSIGNMENT AND LIENS

(a)	Subject to Section 7.06(b), the right of any person to any benefit or payment under the Plan shall not be subject to alienation, transfer, assignment, or encumbrance, or otherwise subject to lien, and any such attempt to alienate, transfer, assign, or encumber any benefit or payment under the Plan shall be null and void.

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(b)	Section 7.06(a) shall not apply to payments made pursuant to a qualified domestic relations order applicable to this Plan. Any domestic relations order shall be subject to the terms of the applicable Basic Pension Plan with respect to such orders.

7.07. WITHHOLDING TAXES

The Plan Administrator may make any appropriate arrangements to deduct from all amounts paid under the Plan any taxes reasonably determined to be required to be withheld by any government or government agency. The Participant, surviving spouse, beneficiary, or alternate payee, as the case may be, shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.

7.08. TITLES AND HEADINGS NOT TO CONTROL

The titles to articles and the headings of sections, subsections, paragraphs, and clauses in the Plan are placed herein for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

7.09. GOVERNING LAW AND LIMITATION ON ACTIONS

(a)	The Plan shall be construed, administered, and regulated in accordance with the provisions of federal law, and, to the extent not preempted thereby, in accordance with the laws of the State of Connecticut, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(b)	No claim for non-payment or underpayment of benefits allegedly owed under the Plan (regardless of whether such benefits are allegedly due under the terms of the Plan or by reason of any law) may be filed in court until the claimant has exhausted the claims review procedures established in accordance with Section 5.01(b). Claims for underpayment of benefits must be filed in a court located with jurisdiction to hear the claim no later than thirty-six (36) months after the date when the distribution of the benefit commenced. Claims for non-payment of benefits must be filed in a court located with jurisdiction to hear the claim no later than thirty-six (36) months after the date when the first payment was allegedly due. The running of the thirty-six (36) month limitations period shall be suspended during the time that any request for review of the claim pursuant to Section 5.01(b) is pending before the Plan Administrator. The foregoing limitations period is expressly intended to replace and to supersede any limitations period that might otherwise be deemed applicable under state or federal law in the absence of this Section 7.09. Claims filed after the expiration of the limitations period prescribed by this Section 7.09 shall be deemed to be time-barred.

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

7.10. CLASS ACTION FORUM SELECTION CLAUSE

(a)	To the fullest extent permitted by law, any putative class action lawsuit brought in whole or in part under section 502 of ERISA (or any successor provision) or under state law and relating to the Plan, the administration of the Plan, the trust (if any), or the performance or non-performance of Plan fiduciaries or administrators shall be filed in one of the following jurisdictions: (1) the jurisdiction in which the Plan is principally administered or (2) the jurisdiction in which the largest number of putative class members resides (or if that jurisdiction cannot be determined, the jurisdiction in which the largest number of class members is reasonably believed to reside).

(b)	If any putative class action within the scope of Section 7.10(a) is filed in a jurisdiction other than one of those described in Section 7.10(a), or if any non-class action filed in such a jurisdiction is subsequently amended or altered to include class action allegations, then the Plan, any Plan affiliates, and all alleged Plan participants shall take all necessary steps to have the action removed to, transferred to, or re-filed in a jurisdiction described in Section 7.10(a). Such steps may include, but are not limited to, (1) a joint motion to transfer the action or (2) a joint motion to dismiss the action without prejudice to its re-filing in a jurisdiction described in Section 7.10(a), with any applicable time limits or statutes of limitations applied as if the suit or class action allegation had originally been filed or asserted in a jurisdiction described in Section 7.10(a) at the same time that it was filed or asserted in a jurisdiction not described therein.

(c)	This forum selection provision is waived if no party invokes it within 120 days of the filing of a putative class action or the assertion of class action allegations.

(d)	This Section 7.10 does not relieve the Plan or any putative class member of any obligation existing under the Plan or by law to exhaust administrative remedies (including the applicable claims procedures) before initiating litigation or to comply with the limitation of actions provision set forth in Section 7.09(b).

7.11. SEVERABILITY

If any provision of the Plan should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.12. COMPLETE STATEMENT OF PLAN

This document is a complete statement of the Plan and, as of January 1, 2003, supersedes all prior plan documents. The Plan may be amended, modified, or terminated only in writing and then only as provided in Sections 6.01(a) and 6.02.

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003

IN WITNESS WHEREOF the undersigned has executed this restatement of the Plan.

John A. Luke, Jr.
Chairman and Chief Executive Officer

APPROVALS LAW DEPARTMENT		FILED: January , 2005

By
	John J. Carrara	Wendell L. Willkie, II
	Associate General Counsel	Senior Vice President, General Counsel and Corporate Secretary

MEADWESTVACO RETIREMENT RESTORATION PLAN	EFFECTIVE JANUARY 1, 2003
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